Exhibit 99.1

DPAC Technologies Reports Financial Results for the First Quarter of Fiscal Year 2006

    HUDSON, Ohio--(BUSINESS WIRE)--May 10, 2006--DPAC Technologies Corp. (OTCBB:DPAC), a leader in device networking and connectivity solutions, today reported results for its first quarter of fiscal year 2006, ended March 31, 2006.
    On February 28, 2006 DPAC Technologies Corp., and QuaTech, Inc. completed the previously announced merger. As a result of the merger, QuaTech has become a wholly-owned subsidiary of DPAC. For accounting purposes, the transaction is considered a "reverse merger" under which QuaTech is considered the acquirer of DPAC. Accordingly, the purchase price was allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company (the "Company"). The results of operations are those of QuaTech prior to the merger date, and combined QuaTech and DPAC after the merger date of February 28, 2006.

    Operating Results

    For the first quarter of 2006, net sales were $3.2 million compared to net sales of $2.0 million for the first quarter of the previous year. The $1.2 million increase in net sales consisted of increased shipments for both of the Company's product lines. Device Connectivity products increased by $722,000, or 39.5%, and Device Networking products, including the Airborne(TM) wireless embedded product line, increased by $497,000 or 338%, over the previous year's first quarter net sales. The Company's net loss for the current year first quarter totaled $246,000, or $(0.00) per share as compared to a net loss for the prior year's first quarter of $81,000, or $(0.00) per share. Total operating expenses of $1.5 million increased by $622,000 over the previous year period. The increase was the result of incremental costs, primarily personnel related, in Sales & Marketing of $235,000 and R&D of $101,000, incurred to support the Airborne wireless embedded product line. General & Administrative expenses increased by $208,000, due to higher legal, accounting and professional services of $115,000, amortization of intangibles of $40,000, non-cash compensation expense of $15,000 and $50,000 incurred in support of the Southern California facility acquired in the merger. Additionally, $78,000 in Restructuring charges were incurred in the first quarter of 2006. Interest expense of $334,000 for first quarter of 2006 included non-cash charges of $175,000 for the amortization of discounts and accretion of success fees on the subordinated debt.

    Balance Sheet Summary

    At March 31, 2006, DPAC had total assets of $13.2 million, including cash and cash equivalents of $41,000. This compares to total assets of $7.6 million at December 31, 2005, which included $11,000 in cash and cash equivalents. As a result of the merger, the Company recorded goodwill and intangible assets of approximately $5.1 million.

    Comment and Outlook

    Chief Executive Officer and President Steve Runkel commented, "I am pleased with the progress that we made in the past quarter. Completing the merger between DPAC Technologies and QuaTech, Inc. was an important milestone for our company. While the merger was completed on February 28th of this year, the License Agreement signed in August 2005 allowed us to get a head start on the integration tasks associated with the merger. This allowed us to focus on meeting our business growth objectives. The overall revenue growth of 60% compared to the first quarter of 2005 was in line with our objectives. I am pleased to see strong growth from both the new products from DPAC as well as our existing Device Connectivity products."
    Mr. Runkel continued: "We continue to see success in several segments of the Machine to Machine (M2M) market, including transportation, warehouse and logistics, medical and point of sale devices. These successes are coming both in the form of design wins as well as initial deployment of production units by our customers. The design of our embedded wireless modules to meet industrial specifications for both temperature and vibration position these products to address the most demanding requirements of these markets."

    Conference Call

    Management of DPAC will host a conference call on May 11, 2006 at 10:00 a.m. Eastern/7:00 a.m. Pacific to discuss DPAC's financial performance for the first quarter of fiscal year 2006. The conference call will feature Chief Executive Officer Steve Runkel and Chief Financial Officer Steve Vukadinovich. To participate on the live call, please dial (866) 818-1395 toll free. A phone replay will be available for 48 hours (beginning two hours after the completion of the conference call) by dialing (888) 266-2081 and entering the Passcode 901358.

    About DPAC Technologies

    DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC's Airborne(TM) and AirborneDirect(TM) wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company's web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

    About QuaTech

    QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, QuaTech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). QuaTech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, QuaTech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

    - tables to follow -

                        DPAC TECHNOLOGIES CORP.

           Condensed Consolidated Balance Sheet Information
                              (unaudited)
                              (In 000's)

                                              March 31,   December 31,
                                                 2006         2005
                                             -----------   ----------
CURRENT ASSETS:
 Cash and cash equivalents                   $        41   $       11
 Accounts receivable, net                          1,719        1,330
 Inventories                                       1,702        1,633
 Prepaid expenses and other current assets           240          119
                                             -----------   ----------
  Total current assets                             3,702        3,093

Property, net                                        412          282
Goodwill and intangible assets                     9,040        4,196
Other assets                                          40            -
                                             -----------   ----------
TOTAL                                        $    13,194   $    7,571
                                             ===========   ==========

CURRENT LIABILITIES:
 Notes payable                               $       268   $        -
 Revolving credit facility                           950        1,175
 Current portion of long-term debt                   304        1,125
 Accounts payable                                  1,663        1,284
 Accrued restructuring costs - current               562            -
 Other accrued liabilities                           631          591
                                             -----------   ----------
  Total current liabilities                        4,378        4,175


Deferred tax liability                               183          324
Accrued restructuring costs                          569            -
Long-term debt, net of current portion             4,206        1,773

Net stockholders' equity                           3,858        1,299
                                             -----------   ----------
TOTAL                                        $    13,194   $    7,571
                                             ===========   ==========



                        DPAC TECHNOLOGIES CORP.
              Condensed Consolidated Statement of Income
                              (Unaudited)
                              (in 000's)

                                             For the Quarter Ended:
                                                   March 31,
                                             ------------------------
                                                 2006         2005
                                             -----------   ----------
Net Sales                                    $     3,194   $    1,975
Cost of sales                                      1,739        1,057
                                             -----------   ----------
Gross profit                                       1,455          918

COSTS AND EXPENSES:
 Sales and marketing                                 603          368
 Research and development                            265          164
 General and administrative                          561          353
 Restructuring charges                                78            -
                                             -----------   ----------
  Total costs and expenses                         1,507          885

LOSS FROM OPERATIONS                                 (52)          33
                                             -----------   ----------

INTEREST EXPENSE                                     333          141
OTHER EXPENSE                                          -           13
                                             -----------   ----------
LOSS BEFORE INCOME TAXES                            (385)        (121)

INCOME TAX BENEFIT                                   139           40

                                             -----------   ----------
NET LOSS                                     $      (246)  $      (81)
                                             ===========   ==========

NET GAIN (LOSS) PER SHARE:
 Net Loss - Basic and diluted                $     (0.00)  $    (0.00)
                                             ===========   ==========

 Basic and diluted shares                         73,760       42,016
                                             ===========   ==========


    CONTACT: DPAC Technologies
             Steve Vukadinovich, 714-898-0007
             Steve.Vukadinovich@dpactech.com
             or
             QuaTech, Inc.
             Steve Runkel, 330-655-9000
             Steve.Runkel@Quatech.com